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                                                                    EXHIBIT 4.1

               BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

               AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

                         EFFECTIVE AS OF AUGUST 4, 2006

BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (the "Company"), has adopted this Amended and Restated Reinvestment Distribution Plan (the "Reinvestment Plan") on the terms and conditions set forth below.

1. Reinvestment of Distributions. Boston Capital Securities, Inc., the agent (the "Reinvestment Agent") for participants (the "Participants") in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the "Shares") owned by each Participant (collectively, the "Distributions"). The Reinvestment Agent will apply such Distributions as follows:

(a) Prior to the termination of the initial public offering of the Shares, the Reinvestment Agent will invest Distributions in Shares at a price of $9.50 per Share regardless of the price per Share paid by the Participant for the Shares in which the Distributions are paid.

(b) After the termination of the initial public offing of the Shares, the price per Share purchased under the Reinvestment Plan will be equal to ninety-five (95%) of the "fair market value" of the Shares, as determined by the Company from time to time. If a current appraisal of the property owned by the Company or in which the Company has an interest has been performed, the Company's determination of the "fair market value" may be based upon such appraisal, as increased by the value of the Company's other assets, and reduced by the total amount of the Company's other liabilities and, all as divided by the total number of outstanding Shares. Upon the listing of the Shares on a national securities exchange or on the NASDAQ National Market (a "Listing"), the Reinvestment Agent may purchase Shares either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per Share price equal to the then-prevailing market price on the national securities exchange or on the NASDAQ National Market on which the Shares are listed at the date of purchase by the Reinvestment Agent. In the event that, after Listing occurs, the Reinvestment Agent purchases Shares on a national securities exchange or on the NASDAQ National Market through a registered broker-dealer, the amount to be reinvested will be reduced by any brokerage commissions and fees charged by such registered broker-dealer.

 (c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company or its transfer agent.

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 (d) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

(e) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to four decimal places.

(f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 6 below.

2. Election to Participate. Registered owners of the Company's common stock may participate in the Reinvestment Plan. If Shares are held by a Participant in the name of a broker-dealer or nominee, a Participant must consult directly with the broker-dealer or nominee holding the Shares to determine if such stockholder can enroll in the Reinvestment Plan. If not, the Shares must be transferred to ownership in the name of the stockholder in order to be eligible to participate in the Reinvestment Plan. Further, a stockholder who wishes to participate in the Reinvestment Plan may purchase shares through the Reinvestment Plan only after receipt of a prospectus and any supplements thereto relating to the Reinvestment Plan, which prospectus may also relate to a concurrent public offering of Shares by the Company. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant's notice, provided it is received more than ten business days prior to the last day of the month to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the month following such election, and the election will apply to all Distributions made to such Participant and attributable to the month in which the stockholder makes such written election to participate in the Reinvestment Plan and to all months thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Paragraph 10 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus and any supplements thereto relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount;
(ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms. Boston Capital Holdings Limited Partnership and its affiliates are not eligible to participate in the Reinvestment Plan. Participants may have the full amount or a partial amount of their Distributions with respect to all Shares owned by them reinvested in the Reinvestment Plan.

3. Distribution of Funds. In making purchases for Participants' accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant's written instructions. In the absence of such written instructions, if a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant's name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant's account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote the Shares. Fractional shares will not be voted.

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5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company's Shares, any change in the value of the Shares acquired for the Participant's account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant's participation in the Reinvestment Plan upon such Participant's death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and
(b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Reports to Participants. Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will deliver to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Tax information for income earned on Shares under the Reinvestment Plan will be delivered to each participant by the Company or the Reinvestment Agent at least annually.

7. Reinvestment Plan Expenses. In connection with Shares purchased by Participants in the Reinvestment Plan, the Company will pay a dealer-manager fee of 2.0%. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent.

8. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

9. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant's Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

10. Amendment, Supplement, Termination, and Suspension of the Reinvestment Plan.

(a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Reinvestment Agent. To be effective for any Distribution, such notice must be received by the Reinvestment Agent at least ten business days prior to the distribution payment date for any Distribution.

(b) The Company or the Reinvestment Agent may terminate a Participant's individual participation in the Reinvestment Plan, and the Company may amend, supplement or terminate the Reinvestment Plan itself, at any time by delivery of written notice at least ten days' prior to the effective date of the amendment, supplement or termination mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing. Any amendment or supplement shall be effective as to the Participant unless, prior to its effective date, the Reinvestment Agent receives written notice of termination of the Participant's account. The Company may suspend the Reinvestment Plan at any time without notice to the Participants.

(c) After termination of the Reinvestment Plan or termination of a Participant's participation in the Reinvestment Plan, the Reinvestment Agent will deliver to each Participant (i) a statement of account in accordance with Section 6 hereof, and (ii) a check for (a) the amount of any Distributions in the Participant's account that have not been reinvested in Shares, and (b) the value of any fractional Shares standing to the credit of a Participant's account based on the market price of the Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant's full Shares and any future Distributions made after the effective date of the termination will be sent directly to the former Participant or deposited directly to their account.

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11. State Regulatory Restrictions. The Reinvestment Agent is authorized to deny participation in the Reinvestment Plan to residents of any state which imposes restrictions on participation in the Reinvestment Plan that conflict with the general terms and provisions of the Reinvestment Plan.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed, if to the Company:

Investor Services Department
Boston Capital Real Estate Investment Trust, Inc. c/o Boston Capital Corporation One Boston Place
Boston, MA 02108-4406

                          IF TO THE REINVESTMENT AGENT:

Boston Capital Securities, Inc.
One Boston Place
Boston, MA 02108-4406

or to such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant's last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT'S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.